Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated May 29, 2013, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Navarre Corporation on Form 10-K for the year ended March 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Navarre Corporation on Forms S-3 (File No. 333-184540, File No. 333-133280 and File No. 333-161514) and on Forms S-8 (File No. 333-170247, File No. 333-147280, File No. 333-119260, File No. 333-131986, File No. 33-80218, File No. 33-86762, File No. 333-31017, Form No. 333-87143, File No. 333-91710 and File No. 333-109056).

/s/ Grant Thornton LLP

Minneapolis, Minnesota

May 29, 2013